Exhibit (p) (30)
Confidential and Proprietary Materials
MACKAY SHIELDS LLC
CODE OF ETHICS
TABLE OF CONTENTS
Code of Ethics (January 2008)
Exhibit A – Questionnaire on Conflicts of Interest
Exhibit B – CFA Institute Code of Ethics
Exhibit C – Acknowledgement of Receipt of Code and Amendments
Exhibit D –Annual Certification of Compliance with Code
Personal Investment Policy (January 2008)
Exhibit E –Holdings Certification Statement
Exhibit F –Certification of Employee Transactions
Exhibit G – Brokerage Account Certification Statement
Exhibit H – Conflicts of Interest Certification Statement
Exhibit I – Acknowledgement of Receipt of Personal Investment Policy
Exhibit J –Personal Securities Trading Preclearance Request Form
Exhibit K – Account Preclearance Request Form
Exhibit L – Certification of Discretionary Account
Insider Trading Policy & Procedures (January 2008)
Exhibit M –Chinese Wall
Exhibit N – Acknowledgement and Representation
Restricted List Policy (2005)
Exhibit O –Trading Approval
Watch List Policies and Procedures (2005)
Selective Mutual Fund Holdings Disclosure Policies (2005)
Exhibit P – Confidentiality Agreement with Brokers
Information Security & Privacy Policy (January 2006)
Exhibit Q – Acknowledgement
Gift and Entertainment Policy (January 2008)
Exhibit R – Report of Gifts and Entertainment
Exhibit S – Quarterly Report of Gifts and Entertainment

Confidential and Proprietary Materials
MacKay Shields LLC
Code Of Ethics
This Code of Ethics (the “Code”) has been adopted by MacKay Shields LLC (“MacKay” or the “Company”) in order to set forth applicable guidelines and procedures that promote ethical practices and conduct by all of its officers, directors, employees and anyone who provides investment advice on behalf of MacKay and is under MacKay’s supervision and control (“Supervised Persons”). Copies of the Code and any amendments to the Code are provided to all Supervised Persons and all recipients of the Code and any amendments are to read them carefully, retain them for future reference and abide by their requirements.
The MacKay policies entitled “Personal Investment Policy”, “Insider Trading Policy & Procedures”, “Restricted List Policy”, “Watch List Policies and Procedures”, “Selective Mutual Fund Holdings Disclosure Policies”, “Information Security & Privacy Policy”, and “Gift and Entertainment Policy” attached hereto are incorporated into the Code and are an integral part of its requirements.
MacKay requires that all Supervised Persons observe the applicable standards of duty and care and comply with applicable federal and state securities laws. A Supervised Person may not evade the provisions of the Code by having another person, including a friend, relative or other, act or fail to act in a manner in which the Supervised Person is prohibited.
1. Principles and Standards
     1.1 General Policy. It shall be a violation of this Code and its procedures, for any employee of the firm, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any client including a registered investment company or other entity (collectively a “Client”):
•	to employ any device, scheme or artifice to defraud any Client for which the firm serves as an investment adviser or sub-adviser;

•	to make to the Client any untrue statement of a material fact necessary or to omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made not misleading;

•	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or

•	to engage in any manipulative practice with respect to the Client.
     1.2 Statement of General Fiduciary Principles and Standards of Business Conduct. The following general fiduciary principles and standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:
•	The interests of Clients must be placed first at all times;

•	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Supervised Persons should not take inappropriate advantage of their positions; and

•	Supervised Persons must comply with applicable federal and state securities laws.

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This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients.
     1.3 Guidelines. As a fundamental requirement, MacKay demands the highest standards of ethical conduct on the part of all its Supervised Persons. All Supervised Persons must abide by this basic standard and never take inappropriate advantage of their position with the Company.
2. Conflicts of Interest
     2.1 Each Supervised Person is under a duty to exercise his or her authority and responsibility for the primary benefit of Clients and MacKay and may not have outside interests conflicting with the interests of the Company or its Clients. Each person must avoid any circumstance that might adversely affect or appear to affect MacKay, its clients or his or her duty of complete loyalty to MacKay and its Clients in the discharge of his or her responsibilities. This duty includes the protection of Client and Company confidential information and MacKay’s reputation for trustworthy financial service.
     2.2 As part of this ongoing responsibility, each Supervised Person has the duty to disclose to MacKay any interest that he or she may have in any firm, corporation or business unit that is not affiliated or participating in any joint venture or partnership with MacKay or its affiliates. (An “affiliate” means any company controlling, controlled by or under common control with, MacKay.) Disclosure should be timely so that MacKay may take action concerning any possible conflict as it deems appropriate. It is recognized, however, that MacKay has or may have business relationships with many organizations and that a relatively small interest in publicly traded securities of an organization does not necessarily give rise to a conflict of interest. Therefore, the following procedures and the Annual Questionnaire have been adopted and approved by MacKay.
     2.3 It is considered generally incompatible with a Supervised Person’s duties to MacKay to assume the position of director of an outside corporation or entity. A Supervised Person should report to MacKay any invitation to serve as a director of any entity that is not an affiliate. The Supervised Person must receive the written approval of the General Counsel or Chief Compliance Officer (“CCO”) prior to accepting any such directorship. Any approval is subject to such conditions as may be imposed by the General Counsel or CCO. In the event that approval is given, the outside corporation or entity in question shall immediately be placed on MacKay’s “Restricted List” (unless it does not issue securities).
     2.4 Except as approved in writing by the General Counsel or CCO, it is considered generally incompatible with the duties of a Supervised Person of MacKay to act as an officer, general partner, consultant, agent, representative, trustee or employee of any other business, other than an affiliate of MacKay.
     2.5 Except as approved in writing by the General Counsel or CCO, Supervised Persons may not have a monetary interest, as principal, co-principal, agent or beneficiary, directly or indirectly, or through any substantial interest in any other corporation or business unit, in any transaction involving MacKay, subject to the same exceptions as are specifically permitted under law.

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     2.6 Once a year, a “Questionnaire On Conflicts Of Interest”, substantially in the form of Exhibit A, shall be distributed to each Supervised Person for completion and filing with the General Counsel or CCO. Each Supervised Person is responsible for promptly supplementing the annual questionnaire as necessary to reflect any material change between annual filings.
3.	The Code of Ethics and Standards of Professional Conduct — For Chartered Financial Analysts
     In addition to this Code, MacKay requires that each of its Supervised Persons who are chartered financial analysts comply with the provisions of the CFA Institute’s Code of Ethics and Standards of Professional Conduct applicable to chartered financial analysts, which is set forth as Exhibit B.
4. Mutual Fund Codes of Ethics
     MacKay requires Supervised Persons to comply with this Code of Ethics. It should be noted that as a sub-adviser to registered investment companies, the Company and certain of its employees (i.e., Portfolio Managers, Analysts, Traders, etc.) may be considered “Access Persons” of such registered investment companies, under Rule 17j-1 of the Investment Company Act of 1940. The Company has determined that compliance with this Code will satisfy the requirements of Rule 17j-1 applicable to the Company and such employees that apply because of such sub-advisory services.
5.	Reporting of Code Violations
     Each employee shall promptly notify the General Counsel or CCO of any violation of the Code.
6. Acknowledgment and Annual Certification
     Each Supervised Person must acknowledge in writing his or her receipt of the Code and any amendments thereto. In addition, each Supervised Person must certify annually that he or she has read and understood, and that he or she is subject to and has complied with, the Company’s Code of Ethics. Such acknowledgement and certification shall be substantially in the form of Exhibits C and D, respectively.
7. Sanctions
     While compliance with the provisions of the Code is fully expected, Supervised Persons should be aware that in response to any violations, the Company shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, disgorging profits, paying fines or, in more serious cases, suspension or termination of employment.
8. Review by General Counsel or CCO; Report to Compliance Committee
     The General Counsel or CCO will undertake a quarterly review with respect to the Code to verify that the Code is being followed. The results of this review will be set forth in a quarterly report to the Company’s Compliance Committee. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits.

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9. Responsibilities of the Compliance Committee
     The Compliance Committee will review quarterly the summary report of the General Counsel or CCO and shall take appropriate action.

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MACKAY SHIELDS LLC
CODE OF ETHICS
EXHIBIT A
QUESTIONNAIRE ON CONFLICTS OF INTEREST

NAME:

TITLE:

1.	Please list any officership, directorship, trusteeship or material employment that you (or any member of your Immediate Family,[1] hold in any corporations, associations, charitable or religious organizations, schools, partnerships or companies (including, without limitation, any publicly traded companies) or in any affiliates of MacKay Shields LLC (the “ Company”). If you do not have any, please insert “NONE” below.
2.	(a) Please list any material financial interest (that is, to your knowledge an ownership interest equal to or greater than 1% of such entity or 10% of your (or your Immediate Family member’s) total net worth (hereinafter referred to as a “Material Interest”) you (or any such Immediate Family member) may have in any business unit which you know is a supplier of or soliciting orders for sales or services to the Company or its affiliates. If you do not have any, please insert “NONE” below.

(b) Please list any Material Interest you (or member of your Immediate Family) may have in any business unit which you know is doing business with the Company or its affiliates, other than suppliers referred to above. If you do not have any, please insert “NONE” below.
3.	Please list any Material Interest you (or member of your Immediate Family) may have in any corporations, associations, partnerships or companies. If you do not have any, please insert “NONE” below.
4.	Please list the names (not amount of the holdings) of any corporations, associations, partnerships or companies in which you (or any member of your Immediate Family) have a Material Interest and in

[1]	For the purposes of this Questionnaire, “Immediate Family” means any of the following relatives: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes: (i) any member of your household; (ii) any unrelated individual whose investments are controlled and whose financial support is materially contributed to by you; and (iii) “significant others”.

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which, to your knowledge, the Company or its affiliates or clients has an investment. If you do not have any, please insert “NONE” below.
5.	Please list the names of any corporations, associations, partnerships, companies or business units in the following categories in which you (or any member of your Immediate Family) may have a Material Interest. (The amount of holding or the number of shares of stock need not be listed.) If you do not have any, please insert “NONE” below.

(a)	Any investment advisor, investment banking firm, brokerage firm or other business unit other than affiliates. (Do not include brokerage or similar accounts or investments in mutual funds.)

(b)	Any company in which to your knowledge the Company or a client or an affiliate has an investment.

(c)	Any company, other than affiliates, whose principal business is the issuance and sale of life insurance, annuities or accident and health insurance policies, or the provision of financial or health services or products (including any life insurance or health insurance agency, brokerage or insurance consultant firm). Do not include interests in policies, annuities or health insurance contracts.

(d)	Any mortgage loan correspondent of any affiliate or any other concern engaged primarily in the business of buying, selling or servicing real estate mortgages. (Do not include mortgages upon property owned by you, or personal investments in real estate investment trusts.)
6.	Please list (i) the names of any business firms in which you (or a member of your Immediate Family) have a Material Interest and which have property which to your knowledge is subject, in whole or in part, to a real estate mortgage held by the Company, its affiliates or the Company’s employees, officers or members of its board of directors and (ii) any of your (or your dependent relative’s) financial liabilities, including with respect to real estate to the Company, its affiliates or the Company’s employees, officers or members of its board of directors. If you do not have any, please insert NONE below.
7.	Please list or summarize any financial interest you (or any member of your Immediate Family), have which, in your opinion, affects or might appear to affect adversely the discharge of your duties and responsibilities to the Company. If you do not have any, please insert “NONE” below.

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8.	Please list the names of any member of your Immediate Family who are employed or affiliated with a broker-dealer firm, including a description of their position and the name of the broker-dealer, and whether the individual of her/her department provides any services to the Company. In addition, please indicate whether the individual is a “registered representative” of such broker-dealer.
If a material change occurs in any matters reported in this Questionnaire or new circumstances are discovered evidencing any conflict of interests or other deviations from the Company’s Code of Ethics, the undersigned hereby undertakes promptly to file with the General Counsel an appropriate amendment or supplement to this Questionnaire until it is superseded by the next completed Annual Questionnaire.

Date:	,	(Signature)

(Name)

(Title)
If any of the spaces allocated above are insufficient, please attach a complete list following this signature page.

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MACKAY SHIELDS LLC
CODE OF ETHICS
EXHIBIT B
CFA Institute Code of Ethics
http://www.cfainstitute.org/cfacentre/pdf/English2006CodeandStandards.pdf

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MACKAY SHIELDS LLC
CODE OF ETHICS
EXHIBIT C
Acknowledgement of Receipt of the Code of Ethics and any Amendments
I hereby certify that I have received a copy of [the amendment to] the MacKay Shields Code of Ethics (the “Code”) [in effect as of date], which includes the Personal Investment Policy, Insider Trading Policy & Procedures, Restricted List, Watch List Policy & Procedures, Selective Mutual Fund Holdings Disclosure Policies, Information Security and Privacy Policy, and Gift and Entertainment Policy, have read the Code and these other policies, and understand and agree to abide by the relevant requirements.

Name:
Position:

Date

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MACKAY SHIELDS LLC
CODE OF ETHICS
EXHIBIT D
Annual Certification of Compliance with the Code of Ethics
I hereby certify that I have received a copy of the MacKay Shields Code of Ethics (the “Code”), which includes the Personal Investment Policy, Insider Trading Policy & Procedures, Restricted List, Watch List Policy & Procedures, Selective Mutual Fund Holdings Disclosure Policies, Information Security and Privacy Policy, and Gift and Entertainment Policy, have read the Code and these other policies, and understand the relevant requirements.
I further certify that I am subject to the Code and its related policies and have complied with all the requirements set forth therein.

Name:
Position:

Date

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PERSONAL INVESTMENT POLICY
TABLE OF CONTENTS
1. General
2. Definitions
Automatic Investment Plan
Beneficial Interest
Covered Security
Day
Discretionary Managed Account
Immediate Family
Reportable Fund
Reportable Security
Supervised Person
3. Reporting Requirements
Initial Holding and Accounts Reports
Quarterly Transactions and Accounts Reports
Annual Holdings, Transactions and Accounts Reports
Exception
Disclaimer
Additional Quarterly Report
Duplicate Monthly Statements and Confirmations; Electronic Transmission
Annual Certification
4. Restrictions
Pre-Clearance of Trades
Pre-Clearance of Accounts
Conflicts with Client Trades
Use of Brokerage for Personal or Family Benefit
No Personal Trades Through MacKay’s Traders
Initial Public Offerings
Private Placements
Restricted and Watch Lists
Inside Information
Maximum Trades Per Quarter
Short Term Trading
Exceptions
5. Sanctions
6. Review by General Counsel or Chief Compliance Officer
7. Responsibilities of Compliance Committee
Exhibit E – Holdings Certification Statement
Exhibit F –Certification of Employee Transactions
Exhibit G – BrokerageAccount Certification Statement
Exhibit H – Conflicts of Interest Certification Statement
Exhibit I – Acknowledgement of Receipt of Personal Investment Policy
Exhibit J – Personal Securities Trading Preclearance Request Form
Exhibit K – Account Preclearance Request Form

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Exhibit L — Certification of Discretionary Account

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MacKay Shields LLC
PERSONAL INVESTMENT POLICY
1. General
     MacKay Shields LLC (“MacKay”, the “Company” or the “Firm”) owes a duty of undivided loyalty to its clients. MacKay also recognizes the need to permit its Supervised Persons’ reasonable freedom with respect to their personal investment activities. It is important to accommodate these in an appropriate way that (a) acknowledges the possibility of conflict between these duties and (b) sets forth standards to assure that the primary duty of loyalty to MacKay’s clients is fulfilled.
     This policy (“Policy”) supersedes and replaces in full any earlier policies on the subjects regulated.
     Any questions that arise relating to the Policy should be referred to the General Counsel or Chief Compliance Officer (“CCO”). This Policy is applicable to all Supervised Persons of MacKay.
     Each employee of MacKay is to maintain records adequate to establish that the individual’s personal investment decisions did not involve a conflict with the requirements of the Policy. If there is any question as to whether a proposed transaction might involve a possible violation of the Policy the transaction should be discussed in advance with the General Counsel or CCO.
2. Definitions
     Automatic Investment Plan – a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan but does not include a 401(k) plan.
     Beneficial Interest – shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s Immediate Family who either reside with, or are financially dependent upon, or whose investments are controlled by, that person. A person also has a beneficial interest in securities held: (i) by a trust in which he or she is a Trustee, has a Beneficial Interest or is the settlor with a power to revoke; (ii) by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit; (iii) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (iv) by a partnership of which he or she is a member; (v) by a corporation that he or she uses as a personal trading medium; or (vi) by a holding company that he or she controls.

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     Cashless Exercise – transactions executed when exercising employee stock options. Essentially, the money is borrowed to exercise the option to purchase shares, the option is exercised and simultaneously the shares are sold to pay for the purchases, taxes, and broker commissions.
     Covered Security – any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
     The term Covered Security does not include:
•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	shares of open-end registered investment companies.
     Day - a calendar day.
     Discretionary Managed Account – an account over which a Supervised Person certifies in writing that he or she has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein, provided, however, that direct or indirect influence or control of such account is held by a person or entity not associated with MacKay or any affiliate of MacKay and not a relative of such Supervised Person.
     Immediate Family — any of the following relatives: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes: (i) any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person; and (ii) “significant others.”
     Reportable Fund – (i) any registered investment company and series thereof for which MacKay is the investment manager, investment adviser or sub-adviser; or (ii) any registered investment company whose investment adviser or principal underwriter controls MacKay, is controlled by MacKay or is under common control with MacKay. For purposes of this section, control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940.
     Reportable Security – any note, stock, treasury stock, security future, bond, debenture, ETF, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights,

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any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
     The term Reportable Security does not include:
•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•	shares of registered open-end registered investment companies other than Reportable Funds; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds or Exchange-Traded Funds (“ETFs”).
          Supervised Person – any officer, director (or other person occupying a similar status or performing similar functions) or employee of MacKay, or other person who provides investment advice on behalf of MacKay and is subject to the supervision and control of MacKay. Supervised Person shall not include any member of MacKay’s Board of Managers who is not an employee of MacKay, as these individuals are subject to the requirements in their respective business entity’s Code of Ethics.
3. Reporting Requirements
     3.1 Initial Holdings and Accounts Reports. Except as otherwise provided below, every Supervised Person shall report to the CCO or other designated person, no later than ten (10) days after the person becomes a Supervised Person (e.g., date of commencement of employment with the firm), the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes a Supervised Person):
•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, of shares and principal amount of each Reportable Security in which the Supervised Person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person’s direct or indirect benefit (note that this includes discretionary accounts, and accounts that hold 529 plans, 401(k) accounts, mutual funds, automatic investment plans and dividend reinvestment plans);

•	The nature of the interest (i.e., direct or indirect ownership);

•	The name and number of any such account; and

•	The date the Supervised Person submits the report.
     Such report shall be in substantially the form of Exhibits E and G.

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     3.2 Quarterly Transactions and Accounts Reports. Except as otherwise provided below, every Supervised Person shall report to the CCO or other designated person, no later than 30 days after the end of each calendar quarter, the following information:
(a) With respect to transactions in any Reportable Security in which such Supervised Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security:
•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The nature of interest (i.e., direct or indirect ownership);

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the Supervised Person submits the report.
(b) With respect to any account established by the Supervised Person in which any securities were held during the quarter for the direct or indirect benefit of the Supervised Person (note that this includes discretionary accounts, and accounts that hold 529 plans, 401(k) accounts, mutual funds, automatic investment plans and dividend reinvestment plans);:
•	The name of the broker, dealer or bank with whom the Supervised Person established the account;

•	The date the account was opened or closed;

•	The name and number of any such account; and

•	The date that the report is submitted by the Supervised Person.

Such report shall be in substantially the form of Exhibits F and G.
     3.3 Annual Holdings, Transactions and Accounts Reports. Except as otherwise provided below, every Supervised Person shall report to the CCO or other designated person, no later than January 31 of every calendar year, the following information (which information must be current as of a date no more than 45 days prior to the date of such report):
•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number of shares and principal amount of each Reportable Security in which the Supervised Person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person’s direct or indirect benefit (note that this includes discretionary accounts, and accounts that hold 529 plans, 401(k) accounts, mutual funds, automatic investment plans and dividend reinvestment plans); and

•	The date the Supervised Person submits the report.

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          Such report shall include the quarterly transactions for the fourth quarter and shall be in substantially the form of Exhibits E-G.
     3.4 Exceptions. A Supervised Person need not make a report of transactions under this Section 3 with respect to: (i) securities held in a Discretionary Managed Account; (ii) Reportable Funds sponsored by an affiliate of New York Life Insurance Company held in the MacKay 401(k) plan account [because this information is automatically reported to the Legal/Compliance Departments]; or (iii) transactions effected pursuant to an Automatic Investment Plan. However, Supervised Persons are required to report the existence of a Discretionary Managed Account on Exhibit L.
     3.5 Disclaimer. Any report under this Section 3 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.
     3.6 Additional Quarterly Reporting. Each Supervised Person shall file with the General Counsel or CCO, as part of the report required by Section 3.2, the names and affiliations of Immediate Family members who either reside with, or are financially dependent upon, or whose investments are controlled by, that person, who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of MacKay’s personnel in the discharge of their duties. Such report shall be in substantially the form of Exhibit H.
     3.7 Duplicate Monthly Statements and Confirmations; Electronic Transmission.
     (a) Each Supervised Person who is an employee of MacKay must direct his or her broker, dealer and bank to supply on a timely basis, duplicate copies of monthly statements for all securities accounts holding Reportable Securities and confirmations of all personal securities trades in Reportable Securities other than those transactions excepted in Section 3.4 above. Additionally, it is the responsibility of the Supervised Person to ensure that information is sent by the broker to the Legal/Compliance Department covering any period of time prior to the initial account statements and confirmations. For example, if the broker begins sending regular statements and confirmations in mid-February, it is the Supervised Person’s responsibility to ensure that, in addition, information is provided for the period from January to mid-February. The duplicate copies shall be sent to MacKay Shields LLC, 9 West 57th Street, 34th Floor, New York, New York 10019, Attention: Legal/Compliance Department.
     (b) The following is effective beginning July 1, 2008 for employees who are Supervised Persons. With respect to any accounts holding Reportable Securities, each Supervised Person may only use a broker, dealer or bank (the last only with respect to bank accounts used substantially as brokerage accounts) that will electronically transmit duplicate monthly statements and trade confirmations to the Firm’s automated personal trading system. This requirement does not apply to:
•	Discretionary Managed Accounts

•	401k accounts

•	DRIPS

•	Employee stock purchase plans

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     3.8 Annual Certification. Each Supervised Person must certify annually that he or she has received, read and understands the Policy and recognizes that he or she is subject to the Policy and has complied with its requirements. Such certification shall be substantially in the form of Exhibit I. Such person shall also certify that he or she has disclosed or reported all personal securities transactions and accounts required to be disclosed or reported under the Policy.
4. Restrictions
     4.1 Pre-Clearance of Trades.
     (a) Except as provided in Section 4.12 below, to help prevent front running and insider trading abuses, particularly with respect to thinly traded securities, no employee of MacKay may purchase or sell, directly or indirectly, Covered Securities without the prior approval of the Legal/Compliance Department.
     (b) Each employee shall submit a trade request between the hours of 8:00 and 11:00 AM using the Firm’s automated personal trading system (http://mscch/itrade/itrade.asp) before placing an order for any transaction in Covered Securities in any account in which the employee has beneficial ownership. The system allows the Legal/Compliance Department to efficiently monitor personal trading activities and will be periodically tested. The trade request shall be in substantially the form of Exhibit J. Upon submitting a trade request through the automated personal trading system, employees will receive immediate notification whether the trade request was approved or denied by Legal/Compliance.
     (c) Any approval received is effective, unless revoked, only for the Day that the request was submitted and ultimately approved; provided, however, that in the case of foreign securities, the authorization is effective, unless revoked, for a period of twenty-four (24) hours. If the transaction is not executed on that same Day (or within such twenty-four (24) hour period), a new Request must be filed and another authorization must be obtained.
     4.2 Pre-Clearance of Accounts.
     (a) No employee of MacKay may open an account with any broker, dealer or bank in which Covered Securities will be held for the direct or indirect benefit of a Supervised Person without the prior written approval of the Legal/Compliance Department. Requests to open such accounts shall be made in substantially the form of Exhibit K.
     (b) The following is effective beginning July 1, 2008 for employees who are Supervised Persons. With respect to any accounts holding Reportable Securities, each Supervised Person may only use a broker, dealer or bank (the last only with respect to bank accounts used substantially as brokerage accounts) that complies with the electronic transmission requirements set forth in Section 3.7(b), above.
     4.3 . Conflicts with Client Trades.

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     (a) No Supervised Person may effect any transaction in Covered Securities that MacKay is purchasing or selling for any client or proposes to purchase or sell for any client if such transaction would in any way conflict with, or be detrimental to, the interest of the client. No securities may be purchased or sold by a Supervised Person if such purchase or sale is effected with a view toward making a profit from a change in the price of such security resulting from anticipated transactions by or for MacKay’s clients.
     (b) No Covered Securities may be purchased or sold if there is a pending buy or sell order for a security of the same issuer for any client of MacKay. For purposes of this policy, a “pending buy or sell order” shall include both an order placed with a broker to buy or sell a security of the same issuer at a specified price or better or an internal decision by MacKay to buy or sell a security of the same issuer at a specified price or better.
•	(c) No Covered Securities may be purchased or sold if, in the prior seven calendar days, a MacKay client has effected a securities transaction in a security of the same issuer.
(d) Notwithstanding an employee obtaining pre-clearance for a personal securities transaction, if a MacKay client account purchases or sells a security of the same issuer within seven calendar days after an employee’s personal securities transaction in a security of the same issuer, the CCO and/or General Counsel will consider the specific facts and circumstances of any such transaction to determine whether there was a violation of 4.3(a). Factors to be considered during any review would include but are not limited to:
•	The employee’s position within the firm (for example, whether the employee is deemed to be an Access Person, Advisory Person or Investment Personnel as defined by Rule 17j-1 of the Investment Company Act of 1940);

•	Whether the employee transacted in a type or specific security in which his/her product area has invested or may invest;

•	Whether there were changed circumstances involving the type or specific security or the client’s account;

•	Whether the employee was aware of any information concerning an actual or contemplated investment in that same security by MacKay for any client account; and

•	Whether the price at which the transaction was effected was more advantageous than the price at which the client transaction in question was effected.
     4.4 Use of Brokerage for Personal or Family Benefit. No employee may, for direct or indirect personal or family members benefit, execute a trade with a broker by using the influence (implied or stated) of MacKay or any director’s or employee’s influence (implied or stated) with MacKay.

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     4.5 No Personal Trades Through MacKay’s Traders. No personal securities trades may be effected through MacKay’s traders. Employees must effect such trades through their personal broker-dealers.
     4.6 Initial Public Offerings. No initial public offering of securities may be purchased for any account in which a Supervised Person has a direct or indirect beneficial interest, except with the express written prior approval by the General Counsel or CCO.
     4.7 Private Placements. No private placement securities, including MacKay’s sponsored hedge funds, may be purchased for any account in which a Supervised Person has a direct or indirect beneficial interest, except with the express written prior approval by the General Counsel or CCO. Note that pre-approval generally will not be granted if the private placement involves a private investment fund (e.g., a hedge fund) that invests in open-end investment companies other than money funds or equivalents. All Supervised Persons who have obtained prior approval and made an investment in a private placement must disclose that investment if that person plays a part in any subsequent consideration of an investment in the issuer by client accounts. Under such circumstances, MacKay’s decision to purchase securities of the private placement issuer will be subject to an independent review by investment personnel with no investment in the issuer.
     4.8 Restricted and Watch Lists. No employee may make a personal trade in securities of an issuer listed on the Restricted List. The MacKay “Restricted List Policy” has specific guidelines on when issuers of securities are to be placed on the Restricted List. Securities on the Watch List will be dealt with on a case-by-case basis.
     4.9 Inside Information. Employees may not trade on inside information (i.e., material non-public information) or communicate such information to others. Any inside information matters must be raised immediately with the General Counsel or CCO. The “Insider Trading Policy and Procedures” contains specific guidelines governing inside information.
     4.10 Maximum Trades Per Quarter. Employees will be allowed to execute a maximum of fifty trades per calendar quarter; however, exceptions may be approved in advance by the General Counsel or CCO on a case-by-case basis.
     4.11 Short Term Trading.
     (a) Sixty Day Holding Period. No employee may purchase and sell or sell and purchase the same (or equivalent) Reportable Security or Reportable Fund within 60 Days. Exceptions may be made in cases of death, disability, or other special circumstances if approved in advance by the General Counsel or CCO.
          Notwithstanding the above, an employee who receives a grant of options through an Employee Stock Option, who chooses to exercise those options in a Cashless Exercise, will be allowed an exception from the sixty-day holding period, so long as such transactions are pre-cleared as required under Section 4.1.

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          (b) Shares of Reportable Funds. The following provisions apply to all Reportable Fund shares held by an employee, including, but not limited to, shares owned through a 401(K) plan or similar account, or through a variable insurance product.
          No employee (or member of his or her Immediate Family who either reside with, or are financially dependent upon, or whose investments are controlled by, that person.) shall purchase and sell (or exchange), or sell and purchase (or exchange), shares of the same Reportable Fund (of which such employee has a beneficial interest) within 60 days. The 60-day holding period is measured from the time of the most recent purchase of shares of the relevant Reportable Fund by the employee. Violations will result in disgorgement of the profit to the relevant Reportable Fund.
4.12 Exceptions.
(a) The restrictions set forth in Section 4.1 (Pre-Clearance of Trades), Section 4.3 (Conflicts with Client Trades) and Section 4.11 (Short-Term Trading) shall not apply to the following transactions:
•	Purchases or sales effected in any account over which the Employee has no direct or indirect influence or control (for example, blind trusts or Discretionary Managed Accounts);.

•	Purchases or sales that are non-volitional on the part of the Employee: e.g. stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro-rata distributions to all holders of a class of securities, gifts, inheritances, margin/maintenance calls (where the securities to be sold are not directed by the employee, and sales pursuant to regulated tender offers;

•	DRIPS or Employee Stock Purchase Plans that have been previously reported;

•	Any transactions in a security not considered a Covered Security;

•	Government-sponsored enterprises fixed income securities (FNMA, FHLMC);

•	Futures and forward contracts on direct obligations of the government of the United States, a market index consisting of a minimum of 30 securities, commodity and currency;

•	ETFs representing shares of a market index and which consists of a minimum of 30 securities, commodity, currency, and direct obligations of the government of the United States;

•	Municipal auction rate securities (“ARS”) with short-term coupon resets (e.g., 7 day);

•	Purchases that are effected in 529 Plans or as part of an Automatic Investment Plan, provided that such purchases are not Reportable Funds

•	Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from 401(k) plans or programs; and

•	Purchases or sales with respect to Reportable Fund shares of a taxable or tax-exempt money market fund.
(b) For purposes of 4.3 (c), The CCO or the General Counsel may make an exception to this general prohibition if the contemplated transaction involves: (i) 500 shares or less in the aggregate and the issuer has market capitalization (outstanding shares multiplied by the current market price per share) greater than

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$5 billion; or (ii) less than .0001% of the issuer’s market capitalization, with a maximum of 500 shares that may be traded within any seven-day period.
Notwithstanding the exceptions set forth in this Section 4.12, all personal securities transactions are subject to all other provisions of the MacKay Code of Ethics and its constituent policies, including this Policy.
5. Sanctions
     Upon discovering a violation of the Policy, MacKay shall take whatever remedial steps it deems necessary and available to correct an actual or apparent conflict (e.g., trade reversal etc.). Following those corrective efforts, MacKay’s Legal/Compliance Department may impose sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of these penalties varies with the severity of the violation, although repeat offenders will likely be subjected to harsher punishment. It is important to note that violations of the Policy may occur without employee fault (e.g., despite preclearance). In those cases, punitive action may not be warranted, although remedial steps may still be necessary. Violations of the Policy include, but are not limited to the following:
•	Execution of a personal securities transaction without pre-clearance;

•	Execution of a personal securities transaction with preclearance, but client account activity in the same issuer occurs within seven days of the employee’s personal securities transaction;

•	Failure to disclose the opening or existence of a reportable securities account;

•	Failure to obtain prior approval of a purchase of an initial public offering or private placement;

•	Execution of a personal securities transaction through a MacKay trader; and

•	Failure to timely complete and return periodic certifications and acknowledgements.
The General Counsel and/or CCO will consider the specific facts and circumstances of any violation; based upon their review, the CCO and/or General Counsel will determine the appropriate sanctions. Factors to be considered during any review would include but are not limited to:
•	Whether the act or omission was intentional or volitional;

•	Whether mitigating or aggravating factors existed;

•	The person’s history of prior violations of Firm policy;

•	The person’s cooperation, acknowledgement of transgression and demonstrable remorse;

•	The person’s position and responsibilities within the Firm;

•	The person’s position within the firm (i.e., whether the employee is deemed to be an Access Person, Advisory Person or Investment Personnel as defined by Rule 17j-1 of the Investment Company Act of 1940);

•	Whether the person transacted in the security of an issuer in which his/her product area has invested or could invest;

•	Whether the person was aware of any information concerning an actual or contemplated investment in that same issuer for any client account; and

•	Whether the price at which the personal securities transaction was effected was more advantageous than the price at which the client transaction in question was effected.

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The type of sanctions to be imposed include, but are not limited to, oral or written admonishments, trade reversals and disgorgement of profits, monetary fines, suspension or termination of personal trading privileges, adverse employment action, adverse compensation action and employment suspension or termination.
6. Review by General Counsel or CCO; Report to Compliance Committee
     The General Counsel or CCO will review personal securities related information to verify that the Policy is being followed. The results of this review will be set forth in a quarterly summary report to the Compliance Committee. The report shall specify any related concerns and recommendations and be accompanied by appropriate exhibits.
7. Responsibilities of the Compliance Committee
     The Compliance Committee will review quarterly the summary report of the General Counsel or CCO and shall take appropriate action.

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MACKAY SHIELDS LLC
PERSONAL INVESTMENT POLICY
EXHIBIT E
Holdings Certification Statement
As of Date: _/_/2006
Employee Last Name, First (Telephone Ext.)

Ticker	Security type Code	Cusip	Security Name	Quantity

Brokerage Account: Employee First and Last Name            Account Number: (       )

I certify that the Reportable Securities listed above (including “Reportable Funds”, that is mutual funds advised by MacKay Shields or an affiliate) are the only such securities in which I have a direct or indirect Beneficial Interest.

Signature	Date

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MACKAY SHIELDS LLC
PERSONAL INVESTMENT POLICY
EXHIBIT F
Certification of Employee Transactions
Employee Last Name, First (Telephone Ext.)

Trans. Type	Ticker	Security Name	Trade Date	Quantity	Price

Account Number:                           Broker:

I certify that the above represents all transactions in Reportable Securities of which I have a direct or indirect Beneficial Interest except for transactions in Reportable Funds sponsored by an affiliate of New York Life Insurance Company and held in MacKay Shields’ 401(k) plan.
*Reportable Securities are almost every type of investment, including private placements and hedge funds. However, Reportable Securities do not include direct obligations of the U.S. Government, bank CDs and mutual funds not affiliated with MacKay Shields — see definition in the Personal Investment Policy for the complete description. Note also that no information need be provided for securities held in an account over which you have no direct or indirect influence or control. Some examples include discretionary management accounts, automatic investment plans and dividend investment plans and dividend reinvestment plans.

Signature	Date

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MACKAY SHIELDS LLC
PERSONAL INVESTMENT POLICY
EXHIBIT G
Brokerage Account Certification Statement
Employee Last Name, First (Telephone Ext.)

Account Number	Account Name	Broker Name	Initiated Date

I certify that the above reflects all accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts) that have been opened or closed with respect to Reportable Securities in which I have a direct or indirect Beneficial Interest (note that this includes the account name and number of discretionary accounts, 529 plans, 401(k) accounts, Mutual Fund accounts, automatic investment plans and dividend reinvestment plans).

Signature	Date

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MACKAY SHIELDS LLC
PERSONAL INVESTMENT POLICY
EXHIBIT H
Conflicts of Interest Certification Statement
     In connection with any purchases or sales of securities for clients during the quarter, I disclosed to MacKay Shields LLC any material interests in my personal securities which might reasonably have been expected to involve a conflict with the interests of clients. Also, I have disclosed all my Reportable Securities holdings to MacKay Shields LLC.
     The names and affiliations of my Immediate Family who either reside with, or are financially dependent upon, or whose investments are controlled by me and who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities or knowledge of MacKay Shields’ personnel in the discharge of their duties are as follows:

Names	Affiliations

Date:	Signature:

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MACKAY SHIELDS LLC
PERSONAL INVESTMENT POLICY
EXHIBIT I
ACKNOWLEDGMENT
TO:      MACKAY SHIELDS LLC
The undersigned hereby certifies that:
(i) the undersigned has examined a copy of the policy entitled “Personal Investment Policy” (the “Policy”) and understands the requirements contained therein and recognizes that the undersigned is subject to the Policy; and
(ii) the undersigned has complied with and will comply with the Policy and has disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to the requirements of the Policy.
(iii) The undersigned authorizes MacKay to furnish the information contained in any report of securities transactions filed by the individual to such federal and state agencies and to the Trustees/Directors of any fund to which MacKay is the investment manager, investment adviser or sub-adviser and as may be required or requested by law or applicable rules and regulations, on the understanding that, except for such requirements, the information contained in such reports shall be treated as confidential and disclosed to no one outside of MacKay without the consent of the individual submitting the report.

(Signature)

(Print Name)

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MACKAY SHIELDS LLC
PERSONAL INVESTMENT POLICY
EXHIBIT J
PERSONAL SECURITIES TRADING PRECLEARANCE REQUEST FORM
NAME:
•	Trades must be made on the same day that approval is received.

•	On small cap or illiquid securities where extra time is needed, advance approval by the General Counsel or Chief Compliance Officer is required.

SYMBOL
	BROKERAGE	SECURITY	NAME OF	# OF SHRS, PRINCIPAL	APPROX	OR	PURCHASE (P)
NOTES	ACCOUNT	TYPE	SECURITY	AMOUNT, ETC.	PRICE	CUSIP #	SALE (S)	N

The person indicated above has stated and represents that:
a)	he/she has no insider information relating to the above referenced issuer(s);

b)	there is no conflict of interest in these transactions with respect to client portfolios (IF A CONFLICT OF INTEREST EXIST, PLEASE CONTACT THE LEGAL/COMPLIANCE DEPARTMENT IMMEDIATELY.); and these securities are not initial public offerings or private placements.

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MACKAY SHIELDS LLC
PERSONAL INVESTMENT POLICY
EXHIBIT K
ACCOUNT PRECLEARANCE REQUEST FORM

NAME:

General Counsel/Chief Compliance Officer:

Initials:

APPROVED ☐

DISAPPROVED ☐

Broker, Dealer or Bank:

Name of Firm:

Address:

Name on Account:

Relationship to Employee:

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MACKAY SHIELDS LLC
PERSONAL INVESTMENT POLICY
EXHIBIT L
CERTIFICATION
DISCRETIONARY MANAGED ACCOUNTS
I hereby certify that during the reporting period I have had no influence or control over any investment decisions made in my discretionary managed account(s) and that the account is solely managed by a Registered Investment Adviser (“RIA”) or employee of a RIA.

Signature:

Name:

Position:

Date

Account Name:

Account Number:

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MACKAY SHIELDS LLC
INSIDER TRADING POLICY & PROCEDURES
I. INTRODUCTION
     The prohibitions against insider trading set forth in the federal securities laws, play an essential role in maintaining the fairness, health and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence is not in any way compromised. Consistent with these principals, MacKay Shields LLC (“MacKay”) forbids any employee from (i) trading, either for any MacKay client account or in Personal Securities (as defined in the MacKay compliance policy entitled “Personal Investment Policy”), if that employee is “aware” of material non-public information; or (ii) communicating material and nonpublic information to others in violation of the law.2 This conduct is frequently referred to as “insider trading.” This policy applies to every employee and extends to activities within and outside of each employee’s duties at MacKay. Every employee must read and retain this policy as part of their personal file. Any questions regarding this policy should be referred to the General Counsel or the Chief Compliance Officer.
     The term insider trading is not defined in the federal securities laws, but generally is used to refer to trading in securities on the basis of material non-public information (whether or not the person trading is an “insider”). A person is deemed to trade “on the basis of” material non-public information if that person is aware of material non-public information when making the purchase or sale. While the law concerning insider trading is not static, it is generally understood that the law prohibits trading by an “insider” on the basis of material non-public information about the security or issuer. Accordingly, in order to be held liable under the law, the person trading must violate a duty of trust or confidence owed directly, indirectly, or derivatively to the issuer of that security or the shareholder of that issuer, or to any other person who is the source of the material non-public information (i.e., employer). The law also prohibits the communication of material non-public information to others and provides for penalties and punitive damages against the “tipper” even if he/she does not gain personally from the communication.
The further discussion of the elements of insider trading and the penalties for such unlawful conduct is discussed below. If, after reviewing this policy, you have any questions concerning this matter you should consult with MacKay’s General Counsel or the Chief Compliance Officer.

2	Rule 10b5-1 provides that, for purposes of insider trading, a person trades on the basis of material nonpublic information if a trader is “aware” of material nonpublic information when making the purchase or sale. The Rule sets forth several affirmative defenses or exceptions to liability and permit individuals to trade in certain limited circumstances if it can be clearly shown that the information they are aware of is not a factor in the decision to trade. Examples of such factors would be trades effected pursuant to a pre-existing plan, a binding contract or instruction made by the employee in good faith prior to becoming aware of the information in question. MacKay’s policy in this area, however, is to prohibit all such trades unless specific prior notice is given to and approval is received from the General Counsel or Chief Compliance Officer.

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II. GENERAL POLICY DEFINITIONS
     1. Who is an Insider?
     The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, vendors, bank lending officers, investment advisers (including MacKay) and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.
     2. What is Material Information?
     Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments, product development information, orders for MacKay clients in issuer securities, and defaults in indenture or other credit agreement covenants.
     Material information does not have to relate to a company’s business. For example, in the 1987 Carpenter v. U.S. case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.
     3. What is Nonpublic Information?
     Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

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     4. Penalties for Insider Trading
     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
a.	civil injunctions;

b.	disgorgement of profits;

c.	punitive damages (i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited personally);

d.	felony convictions which include possible jail sentences; and

e.	fines and sanctions against the employer or other controlling person.
     Lastly, you should note that the federal government offers cash bounties to persons who provide information leading to the imposition of penalties against securities law violators in these areas.
III. INSIDER TRADING PROCEDURES
     The following procedures have been established to aid employees of MacKay in avoiding insider trading, and to aid MacKay in preventing, detecting and imposing sanctions against insider trading.
     Upon discovering a violation of this policy, MacKay may impose such sanctions against the employee involved, as it deems appropriate. Given the serious nature of this matter, sanctions will most likely include one or more of the following: disgorgement of profits, fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation or mitigating factors exist), appropriate personnel action which most likely will include termination of employment and a reporting to legal or regulatory authorities as appropriate.
     1. Identifying Inside Information
     Before trading, for others or yourself in the securities of a company about which you may have potential inside information, ask yourself the following questions:
a.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?.

b.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being filed with the SEC, published in Reuters, The Wall Street Journal or other publications of general circulation?
     2. How To Respond If You Think You Are Aware Of Inside Information

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     If, after consideration of the above, you believe the information you are aware of is material non-public, or if you question whether the information is material non-public, you should take the following steps:
a.	Report the matter immediately to the General Counsel, Deputy General Counsel or the Chief Compliance Officer;

b.	Do not purchase or sell the security on behalf of yourself or others;
c. Do not communicate the information to anyone, including MacKay’s clients and affiliated companies, either inside or outside of MacKay except the General Counsel, Deputy General Counsel or the Chief Compliance Officer;
     After the General Counsel, Deputy General Counsel or the Chief Compliance Officer has reviewed the matter, you will be instructed to either continue the prohibition against trading and communication or be given permission to trade the security and communicate freely the information in question.
     3. Restricting Access to Material and Non-public Information
     As indicated above, information in your possession that you identify as material non-public may not be communicated to anyone. In addition, care should be taken so that such information is secure. For example, physical and computer files containing material non-public information should be kept secure with access restricted. Periodically, generally every six months, supervisors of groups that have material non-public information will be required to certify that information has been kept secure.
     Employees that may have access to material non-public information, such as representatives to creditor or other committees or those transacting in bank loans, are prohibited from viewing trades made in public securities or loans of the issuer. Similarly, all other employees are prohibited from viewing the transactions of those in receipt of the material non-public information.
     4. Chinese Wall
     A Chinese Wall should be established any time an employee of MacKay receives what may be inside information. For example, if an employee serves on a creditor or other committee. In order not to restrict the MacKay’s trading ability, a Chinese Wall should be established only around those employees who have the information, as well as those individuals whose assistance they will be seeking and with whom they will be consulting. The employee is responsible for notifying the Legal/Compliance Department, which will then establish a Chinese Wall.
     Employees are required to sign a letter in the form of Exhibit M, reflecting their understanding of the confidential nature of the information received, the limitations that apply to that information and their responsibility not to disclose or discuss the information with any other person within MacKay that is outside the Chinese Wall or to any third party. As stated in the letter, employees covered by the Chinese Wall are restricted from trading or recommending trades in the public securities of the issuer for their personal accounts, for accounts managed by them or to other portfolio managers.

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     5. Other Restrictions and Monitoring on the Use of Material Non-Public Information
     Members of creditor committees may be subject to trading orders that allow for limited trading under certain circumstances. The Legal/Compliance Department will review each order and monitor for compliance.
     The Legal/Compliance Department will also monitor employees’ use of electronic document delivery systems for bank loans, such as Intralinks and Syndtrak, to ensure that material non-public information is not being used inappropriately. Additionally, the Legal/Compliance Department may review emails of employees to monitor for compliance with this policy.
     The Legal/Compliance Department will determine, in conjunction with the employee, when sufficient time has passed such that material non-public information is public or stale and accordingly trading may resume. This scenario may occur, for example, when MacKay resigns from a creditor committee.
     6. Training and Acknowledgment
     Every employee is given a copy of this policy and must annually execute an acknowledgement with respect to this policy in substantially the form of Exhibit N. The policy is also reviewed at annual compliance meetings, with each new hire and, as necessary, in interim meetings. Additionally, employees who are representatives on creditor or other committees or transacting in private bank loans must maintain a log of meetings and telephone calls.
     7. Responsibilities of the Legal/Compliance Department
a.	The General Counsel, Deputy General Counsel or the Chief Compliance Officer shall place the names of appropriate issuers on the MacKay Restricted List maintained in accordance with the MacKay compliance policy entitled “Restricted List”.

b.	The General Counsel, Deputy General Counsel or Chief Compliance Officer shall on a semi-annual basis review compliance with this policy and prepare a report specifying any related concerns and recommendations (with appropriate exhibits).

c.	When appropriate, the General Counsel, Deputy General Counsel or the Chief Compliance Officer shall coordinate with MacKay affiliates with respect to this policy.

d.	The General Counsel, Deputy General Counsel or the Chief Compliance Officer shall assure that each employee of MacKay is familiar with this policy and that new employees receive a copy of this policy and are given the opportunity to discuss its provisions with the General Counsel, Deputy General Counsel or Chief Compliance Officer upon joining MacKay.

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e.	The General Counsel, Deputy General Counsel or the Chief Compliance Officer shall undertake appropriate educational efforts to acquaint all employees with this policy.
     8. Responsibilities of Compliance Committee
     The MacKay Compliance Committee will review on a semi-annual basis the summary report of the General Counsel and shall take any appropriate action.
     9. Sanctions
     The General Counsel or Chief Compliance Officer will consider the specific facts and circumstances of any violation. Based upon their review, the Chief Compliance Officer or General Counsel will determine the appropriate sanctions. Factors to be considered during any review would include but are not limited to:
•	Whether mitigating or aggravating factors existed;

•	The person’s history of prior violations of MacKay’s policy; and

•	The person’s cooperation, acknowledgement of transgression and demonstrable remorse.
     The type of sanctions to be imposed include, but are not limited to, oral or written admonishments, trade reversals and disgorgement of profits, monetary fines, suspension or termination of personal trading privileges and employment suspension or termination.

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MACKAY SHIELDS LLC
POLICY ON INSIDE INFORMATION
CHINESE WALL
EXHIBIT M
[DATE]
CONFIDENTIAL
RE:      Name of Company
I understand that a Chinese Wall has been established in connection with the enter Product Group with respect to the enter security securities issued by enter name of company (the “Company”) because I may be privy to confidential information. I anticipate that the information may be inside information as defined in MacKay’s compliance policy entitled, “Inside Information”.
I understand that the information provided to me may be of the nature which would preclude me from trading or recommending trades, either individually or for an account managed by me, or to other portfolio managers in the securities of the Company (the “Subject Securities”) under the antifraud provisions of the Securities Exchange Act of 1934, as amended.
In connection with the receipt of that information, I will not disclose in any manner that information to any other person within MacKay that is outside the Chinese Wall (with the exception of the Legal/Compliance Department or, to any third party. In addition, I shall take all reasonable steps to secure that information and any related documents that I may receive concerning the Company. I understand that any improper disclosure by me may result in restrictions on MacKay’s ability to trade or recommend trades for various accounts advised by MacKay and could result in violations of the federal securities laws. Finally, I will not engage in any trading in the Subject Securities, or recommend trades of such Securities, other than in accordance with the securities laws after consultation with the Legal/Compliance Department.
     Signed,
Names of all in product group listed above

Confidential and Proprietary Materials
MACKAY SHIELDS LLC
POLICY ON INSIDE INFORMATION
EXHIBIT N
ACKNOWLEDGMENT AND REPRESENTATION
The undersigned hereby:
(i) states that I have examined and understand MacKay’s policy entitled “Inside Information” (the “Policy”); and
(ii) states that the undersigned has and will continue to comply with the Policy and its requirements.

(Signature)

(Print Name)

(Date)

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MACKAY SHIELDS LLC
Restricted List Policy
I.   In General
     MacKay Shields (“MacKay”) has determined to maintain a Restricted List under the supervision of the General Counsel and the Chief Compliance Officer. The Restricted List shall, as appropriate, list the names of issuers (i) as to which MacKay may have material non-public information, (ii) with which MacKay may have significant affiliations through directorships or otherwise (as the General Counsel or the Chief Compliance Officer determines appropriate) and (iii) as the General Counsel or Chief Compliance Officer may determine to list. The General Counsel or the Chief Compliance Officer shall maintain a file including each Restricted List and shall remove the names of issuers from that list as they deem appropriate. The Restricted List is generally not distributed to employees. Any employee who does receive the Restricted List is prohibited from disclosing to any other person the securities or issuers listed on the Restricted List, except as the General Counsel or the Chief Compliance Officer may approve.
II. Basic Policy
     No employee of MacKay may trade in “Personal Securities” (as defined in the policy entitled “Personal Investments Policy”) if the issuer of the securities is currently listed in the Restricted List. No portfolio manager or trader may trade for the benefit of any MacKay client in any securities of an issuer currently listed in the Restricted List, unless approved in advance in writing by the General Counsel or the Chief Compliance Officer and subject to any conditions set forth in such approval. MacKay’s trade order management system is designed to block trading in issuers on the Restricted List.
     Employees of MacKay are to review the Restricted List policy and all other MacKay compliance policies relating to personal trading before completing any trade in “Personal Securities”3 An issuer shall remain on the Restricted List until, in the judgment of the General Counsel or the Chief Compliance Officer in conjunction with the applicable employee, any material non-public information known by MacKay has become stale.
     Employees of MacKay shall execute and deliver to the Legal/Compliance Department an Affirmation in the form on Exhibit O hereto prior to making each trade in a security on the Restricted List.
III. Periodic Review of Compliance
     The General Counsel or the Chief Compliance Officer will conduct a periodic review of the Restricted List and of trades for MacKay clients and of “Personal Securities” trades to verify that this policy is effective.
IV. Responsibilities of Compliance Committee

3	See MacKay compliance policies entitled “Personal Investment Policy”, “Code of Ethics” and “Inside Information”.

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     The MacKay Compliance Committee will review periodically the summary report and shall take any appropriate related action deemed necessary to ensure compliance in this area.

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MACKAY SHIELDS LLC
TRADING APPROVAL
Exhibit O
Certification of Understanding and Request For Approval To Trade
From:
To:      Legal/Compliance
Date:
CONFIDENTIAL
RE:    {Insert Company}
I understand that a “Chinese Wall” has been established due to the fact that a certain MacKay Shields LLC (“MacKay” or the “Firm”) employee may be privy to certain confidential or material non-public information as defined under MacKay’s policy on Inside Information concerning issuers of publicly traded securities. Specifically, I am aware that {Insert Company} (the “Company”) now appears on the Restricted List of MacKay. I further understand that I am 1) prohibited from having any investment related communication concerning the Company with any other employee of the firm without the prior approval of MacKay’s Legal/Compliance Department; and 2) may only have investment related communications with other employees of the Firm if that communication is monitored by a member of MacKay’s Legal/Compliance Department.
I also agree that if, at any time, I should become privy to material non-public information concerning the Company that is communicated to me by or originates from a MacKay employee that I will immediately notify MacKay’s Legal/Compliance Department of such an occurrence (an “Unauthorized Communication”). I understand that such an Unauthorized Communication will likely prohibit me from trading or recommending trades in securities of the Company, either individually or for an account managed by me, or from discussing the Company with other portfolio managers in the Firm pursuant to prohibitions and requirements of the antifraud provisions of the Securities Exchange Act of 1934, as amended.
With the above understanding and agreement, I request approval to direct the following trades for one or more of MacKay’s client accounts:
1. {Detail Contemplated Trades}
Signed,

{Insert Trade Requestor}

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MACKAY SHIELDS LLC
Watch List Policies and Procedures
I.	The Watch List

The Watch List is a highly confidential list of securities about which MacKay Shields LLC (“MacKay”) may have received or may expect to receive inside information. The Watch List is ordinarily used to monitor sales, trading and research activities in these securities and/or monitor compliance with other related policies and procedures[4]. The contents of the Watch List and any related restrictions imposed by the Legal/Compliance Department are extremely confidential, and access to the Watch List is very limited. It is generally available only to selected members of the Legal/Compliance Department and a limited number of other persons as designated by the Legal/Compliance Department.

II.	Effect of the Watch List

The placement of a security on the Watch List will not normally affect research, sales or trading activities in such security. In appropriate circumstances, however, the Compliance Department may intervene to break trades, freeze or liquidate securities positions, limit trading activity, halt the dissemination of research or impose other restrictions on the activities of MacKay or its employees in connection with the securities of Watch List companies.

III.	Placement of Securities on and off the Watch List

A security will normally be placed on the Watch List when MacKay expects to receive material non-public information concerning that security or its issuer in the course of MacKay’s involvement in an assignment or transaction that has not been publicly announced or when MacKay otherwise determines that there is a need to monitor research, sales or trading activities in such security.

Securities will normally be removed from the Watch List either when they are moved to the Restricted List or when the Legal/Compliance Department determines that it is no longer necessary to monitor research, sales and trading activities with respect to such securities.

4	See compliance policies entitled “Restricted List”, “Partnership Investments”, “Code of Ethics”, “Personal Investments”, “Inside Information” and “Creditors Committees”.

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IV.	Implementation and Monitoring

It is the responsibility of MacKay employees to notify the Legal/Compliance Department when a security is to be placed on or removed from the Watch List. The person who initially recommends the placement of a security on the Watch List is responsible for notifying the Legal/Compliance Department when it should be removed from the Watch List and/or moved to the Restricted List. Request to add a security to or delete it from the Watch List may be made by anyone by contacting the Legal/Compliance Department. The Legal/Compliance Department has ultimate responsibility for maintaining the Watch List. No person other than senior members of the Legal/Compliance Department can make a determination to exclude an issuer from the Watch List when any of the criteria for inclusion are met.

MacKay’s sales, research and trading activity, and employee and related account trading activity in Watch List securities are monitored on a daily basis by the Legal/Compliance Department. In addition, when a security is placed on the Watch List, MacKay will normally perform a retroactive review of trading in the security.

V.	Responsibilities of the General Counsel or Chief Compliance Officer

The General Counsel or Chief Compliance Officer (“CCO”) have primary responsibility for placing securities on or removing securities from the Watch List. As such, employees seeking to add or remove securities should consult with either the General Counsel or CCO as necessary. The General Counsel or CCO also have responsibility for monitoring any trading activity in Watch List securities.

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MACKAY SHIELDS LLC
SELECTIVE MUTUAL FUND HOLDINGS DISCLOSURE POLICY
          MacKay Shields LLC (“MacKay”) acts as subadviser to certain open-end registered investment companies (the “Funds”). As subadviser to the Funds, our employees regularly have access to portfolio holdings information more frequently than is publicly available. MacKay is obligated to keep such portfolio holdings information confidential in accordance with this policy and the policies of the Funds which are summarized below. Copies of the Funds’ policies are maintained by MacKay’s Legal/Compliance Department and will be distributed separately on a periodic basis, but no less frequently than annually, to employees involved in the management or operations of the Funds. This policy applies to all employees of MacKay.
          It is MacKay’s policy to protect the confidentiality of Fund holdings and to prevent the selective disclosure of non-public information concerning the Funds. All portfolio information regarding the Funds is subject to MacKay’s Insider Trading Policy & Procedures. Annually, via the Code of Ethics Certification process, all employees must acknowledge that they have read this policy and that they have not disclosed portfolio holdings to any party prohibited by this policy or the Insider Trading Policy & Procedures.
          Certain service providers (“Authorized Service Providers”) also have access to the Funds’ portfolio holdings more frequently than is publicly available. The Authorized Service Providers are given access more frequently than is publicly available because MacKay Compliance/Legal Department and NYLIM and the Funds’ Chief Compliance Officer have determined that such access serves a legitimate business purpose and is in the best interests of the Funds’ shareholders. An Authorized Service Provider may not receive portfolio holdings information unless it signs a confidentiality agreement. All Authorized Service Providers must be approved by MacKay’s General Counsel or Chief Compliance Officer.
          In certain instances, MacKay’s trading desks may send out lists of portfolio holdings information to broker-dealers. This type of disclosure is considered a generally acceptable business practice as trading desks provide such information to broker-dealers in order to receive trade ideas, identify what broker-dealers have securities to offer, assist broker-dealers in focusing their efforts and match positions. The list of portfolio holdings information sent to broker-dealers may contain information such as security name, security identifier, credit ratings information, coupon and/or maturity date. However, in no event may the information provided include quantity held, par value amount, percentage of Fund held, or Fund name. In addition, the portfolio holdings information that may be provided is a comprehensive list of holdings held across an investment discipline and does not solely reflect the holdings of the Funds, even though information provided may closely resemble that of the Funds.
          Each MacKay trading desk is responsible for obtaining a executed confidentiality agreement from each broker prior to disseminating any portfolio holdings information to them. Each product area will be responsible for providing a copy of the executed confidentiality agreements to MacKay’s Legal/Compliance Department. A form of confidentiality agreement is set forth as Exhibit P.
          Requests for information concerning portfolio holdings not already disclosed in the public domain pursuant to the NYLIM Policy or as required through filings with the Securities and Exchange Commission, must first be submitted for approval by MacKay’s General Counsel or Chief Compliance Officer, who will consult with the Funds’ Chief Compliance Officer.

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          MacKay and its employees shall not enter into any arrangement providing for the disclosure of portfolio holding information in return for the receipt of compensation or benefit of any kind.
          Summary of Timing Requirements for Public Disclosure of Mutual Fund Portfolio Holdings
          Each Fund is subject to their Fund Board Approved “Selective Mutual Fund Holdings Disclosure Policy”. Below is a summary of the Funds’ timing requirements for disclosing portfolio holdings information to external parties, including fund shareholders and intermediaries.
New York Life Investment Management Holdings LLC — MainStay, MainStay VP and Eclipse Funds
•	Monthly: No earlier than 30 days after month end, the Funds’ portfolio holdings information, as reported on a month-end basis, will be posted on the appropriate NYLIM Fund website. Such disclosure will remain accessible on the NYLIM website until the posting of the following month’s schedule.

•	Quarterly: No earlier than 15 days after a quarter’s end, the Funds’ portfolio top-10 holdings information, as reported on a quarter-end basis, will be posted on NYLIM’s website. Such disclosure will remain accessible on the NYLIM website until the posting of the following quarter’s schedule.
Columbia Management Advisors LLC — Columbia High Yield Fund and Columbia High Income Fund
•	Disclosure of portfolio holdings information may begin the next business day following the day the Fund’s portfolio holdings are made publicly available. For fixed income Funds, a complete list of fund portfolio holdings shall be posted on the Columbia Funds website on a quarterly basis, 60 calendar days after quarter-end.
UBS Global Asset Management (Americas) Inc. — UBS PACE High Yield Investments
•	The Fund’s portfolio holdings will not be made available to anyone outside of UBS unless and until the information has been made available to all shareholders or the general public in a manner consistent with the spirit and terms of the “Mutual Funds Portfolio Holdings Disclosure Policy”. A description of the type and frequency of portfolio holdings that are disclosed to the public is contained in the prospectus/SAI for the Fund, as it may be updated from time to time.

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EXHIBIT P
Mackay Shields LLC
9 West 57th Street, 33rd Floor
New York, New York 10019
               [Date]
[Name and Address of Broker Dealer]
     MacKay Shields LLC is providing you a list of certain of MacKay’s portfolio holdings. You have agreed to provide us with certain information regarding these issuers from time to time. You agree that this list is the confidential property of MacKay Shields LLC and may not be used for any purpose except as expressly permitted by MacKay Shields LLC in writing. You will limit access to this list to your employees and agents who are subject to a duty to keep and treat this information as confidential. You have procedures to monitor that your employees are not disclosing any of this information. If MacKay Shields requests, you will promptly return or destroy this information.
Very truly yours,
ACKNOWLEDGED AND AGREED
[Name of Broker Dealer]

By:
Name:
Title:

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MACKAY SHIELDS LLC
INFORMATION SECURITY & PRIVACY POLICY
A. BACKGROUND
The Securities and Exchange Commission’s Privacy Rule, Regulation S-P, requires registered investment advisers like MacKay Shields LLC (“MacKay Shields” or the “Firm”), to protect the financial privacy of their customers and employees and to adopt policies and procedures that address administrative, technical, and physical safeguards for customer information. The safeguards should be reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (3) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer. The Rule also requires the proper disposal of customer and employee consumer report information. Accordingly, MacKay has developed an Information Security and Privacy Policy (the “Privacy Policy”) as set forth below.
B. CATEGORIES OF INFORMATION
The privacy rule defines three basic categories of information:
1.	Publicly available information — any information that the Firm believes is lawfully made available to the general public from three types of sources: information from official government records; information from widely distributed media, such as telephone books or newspapers; and information that is disclosed to the general public as required by law, such as securities disclosure documents.

2.	Personally identifiable financial information — any information the Firm collects about a consumer (prospective client) in conjunction with providing a financial product or service. This includes information provided by the consumer during the application process when entering into an investment advisory contract, or obtaining a financial plan (e.g., name, phone number, address).

3.	Nonpublic personal information (this is the category of information protected by the privacy rule) — any personally identifiable financial information, and any list or description or groupings of consumers created from such information.
MacKay Shields LLC does not disclose or share any nonpublic personal client information to anyone, except as required by law.
MacKay Shields uses unaffiliated third-party service providers for the purpose of supporting its advisory services provided to MacKay Shields clients. MacKay Shields provides these third parties with only the information necessary to carry out their assigned responsibilities and only for that purpose. To the extent that unaffiliated third-party service providers have access to “customer” information as defined under the SEC Privacy Rules, these parties must agree to comply with stringent security and privacy policies and procedures.

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Regulation S-P requires that contractual agreements between an investment adviser and nonaffiliated third party service provider include terms to ensure that the third party will maintain the confidentiality of any nonpublic personal client information it may receive concerning the adviser’s consumers or customers. MacKay Shields will ensure that all service agreements that contain nonpublic personal “customer” information as defined under the SEC’s Privacy Rule, contain adequate confidentiality contractual provisions (“Applicable Service Agreements”). In addition, for all Applicable Service Agreements MacKay Shields will request a copy of the service providers’ privacy policies and procedures, and will provide a copy of MacKay Shields privacy policies and procedures to these entities and obtain written certification that they have read, understand and agree to adhere to MacKay Shields policy statement.
C. CUSTOMER RELATIONSHIPS
The SEC takes the position that if an investment adviser is required to deliver a brochure under the “Brochure Rule,” then a customer relationship exists, even in the absence of a written advisory agreement. The privacy rule does not apply to institutional or corporate clients. Under the regulation, a consumer or a customer must be an individual. Therefore, a client that is not an individual (such as a pension plan, trust, corporation or limited partnership) is neither a consumer nor a customer of the adviser under the SEC Privacy Rule.
D. PRIVACY NOTICES
MacKay Shields is required to provide to customers initial and annual privacy notices even though it does not share consumer information with anyone. For a customer, MacKay Shields will provide an initial privacy notice no later than the time of establishing the customer relationship. The notice will be incorporated within MacKay Shields disclosure brochure, which is included in MacKay Shields marketing brochure. In addition, MacKay Shields will provide an annual privacy notice to customers once every 12 consecutive months and each such period thereafter, as long as a customer relationship exists. Under the privacy rule, notices must be provided in writing or, if the customer agrees, in electronic form.
E. PRIVACY PROTECTION STANDARDS
The privacy rule requires the adoption of policies and procedures that are reasonably designed to ensure the security and confidentiality of customer information. In addition, these policies and procedures must be designed to prevent unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.
To ensure that the systems that process and store information are operated and maintained in a secure and recoverable environment, safe from misuse, theft and foreseeable catastrophes, MacKay Shields has adopted the following policy and procedures:
1.	Administrative Safeguards (Managers / Employees)

a)	Information owned by MacKay Shields must be treated with the same care as any other Firm asset. All employees are responsible for the protection of information.

b)	All employees must understand and adhere to the Firm’s Privacy Policy. MacKay Shields’ Legal/Compliance Department will periodically train employees in this area as part of the Firm’s

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general training program. At the time of hire, however, all new employees, including temps, must review the Privacy Policy, acknowledge their understanding and certify that they will comply with its requirements.

c)	Employees must safeguard information in their possession to prevent access by unauthorized individuals (e.g., conceal confidential client information). Departing employees must not take with them or disclose nonpublic customer information.

d)	Management must protect non-public personal “customer” information used in their area, and ensure that all employees under their supervision understand and follow the Firm’s Privacy Policy.

e)	Management must limit access to client information to those employees that need access to the information to provide services to the client or conduct Firm operations.

f)	To prevent unauthorized disclosure, employees should not give personal information out over the telephone or in response to an e-mail unless they have identified the person to whom they are communicating as either the client, a fiduciary representative of the client, or a party that needs information to complete a transaction for the client, (e.g., broker-dealers and custodians).

g)	Employees must report any attempted violations of security controls to Mackay Shields’ Legal/Compliance Department.

2.	Physical Safeguards

a)	Client information should not be left in offices or conference rooms unattended.

b)	Make sure all client records are appropriately secured at the end of the day.

c)	Where applicable, lock door to office(s) at the close of business.

d)	Visitors should not be permitted to walk unattended in areas where client information is accessible.

e)	Destroy or shred documents containing client information prior to disposal.

f)	The building has established a security station on the ground floor, where all building employees are required to show passes and visitors are required to show identification and sign in for the tenant being visited.

g)	Regularly test any physical safeguards to confirm they are operating properly.

h)	Protect against destruction of customer information due to potential physical hazards, such as fire and water damage (i.e., smoke and water detectors).

3.	Technical Safeguards (Application & Data Security)

a)	All computer systems must limit access to authorized users.

b)	Access to client information must be restricted to those employees who need access to the information to service the client or conduct Firm operations.

c)	Computer systems must be protected with individual user identifiers, each with a required password. Passwords must be kept confidential and secure.

d)	PCs with access to client information should not be left unattended.

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e)	Access privileges previously granted to those who are terminated or whose responsibilities change must be promptly revoked.

All emails sent that contain nonpublic personal “customer” information should be accompanied with the following disclaimer:

NOTICE: If received in error, please destroy and notify sender. Sender does not waive confidentiality or privilege, and use is prohibited.

f)	All facsimiles sent that contain nonpublic personal “customer” information should contain the following disclaimer on the fax cover:

NOTICE: If received in error, please destroy and notify sender. Sender does not waive confidentiality or privilege, and use is prohibited.

g)	All computers should be protected with approved anti-virus software or hardware. All occurrences of computer viruses must be reported promptly.

h)	Computer hardware must be installed in areas with restricted access and either be physically secured or stowed in a locked area when not in use.

i)	All systems/critical applications must be backed up each night.
F. SHARING DATA WITH LAW ENFORCEMENT AGENCIES
As a result of the September 11, 2001 terrorist attacks on America, Congress and Washington’s law enforcement and regulatory agencies requested from financial institutions all financial data that could lead investigators to individuals financing terrorism. In the event that any law enforcement, government or regulatory agency should request (hereinafter referred to as “Official Request”) customer personal/financial information from MacKay Shields for investigative purposes, MacKay Shields will fully comply with such Official Requests and will provide the information under the following guidelines:
a)	The Legal/Compliance Department should be immediately notified of any Official Requests for customer personal information;

b)	MacKay Shields will fully cooperate with law enforcement agencies and their investigative government authorities in terms of sharing customer information. The Legal/Compliance Department must first verify that such authorities are employed with the government agency, and/or be provided with a signed judicial subpoena or compliance certificate from the law enforcement agency; and

c)	MacKay Shields will only provide the specific information requested, and not provide any additional or unsolicited information.
G. DISPOSAL OF CUSTOMER AND EMPLOYEE CONSUMER REPORT INFORMATION
1.	If MacKay Shields desires to dispose of “consumer report information”, it will use methods of disposal that are reasonably designed to protect against unauthorized access or use. Accordingly, written consumer report information will be shredded so that it may not be read or

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reconstructed and electronic media that contain consumer report information will be erased or destroyed prior to disposal, sale or donation.

2.	These disposal procedures apply both to consumer report information of customers and employees. “Consumer report information” is any record about an individual, whether in paper, electronic or other form, that is a consumer report or is derived from a consumer report. A consumer report is any written or other communications of any information by a consumer reporting agency bearing on a customer or employee’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics, or mode of living. A consumer report would also include a compilation done by MacKay Shields of various consumer report records. Information that is publicly available is also subject to proper disposal.

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MACKAY SHIELDS LLC
INFORMATION SECURITY & PRIVACY POLICY
Exhibit Q
ACKNOWLEDGMENT
I have read and understand MacKay Shields’ Information Security & Privacy Policy (the “Privacy Policy”). I recognize that the Privacy Policy applies to me and I agree to comply in all respects with the requirements described therein. If I become aware of any inconsistencies between the stated requirements and the Firm’s practices, I will immediately inform my manager and the Legal/Compliance Department of such inconsistency(ies). I understand that any material and willful or negligent violation of the Privacy Policy may result in serious disciplinary actions being brought against me, up to and including possible dismissal from the Firm.

Name	Title

Signature	Date

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MACKAY SHIELDS LLC
Gifts & Entertainment Policy
I. General Policy and Business Standards
          It is the policy and business standards of MacKay Shields LLC (“MacKay” or “Firm”) to conduct all of its business on a sound and ethical basis. We will procure goods and services and sell our services on an impartial and objective basis, free from outside influence. Our business transactions should be free from perception that favorable treatment was sought, received or given as a result of furnishing or receiving gifts, favors, services, hospitality, entertainment or any similar gratuity (collectively referred to hereinafter as “Gift/Entertainment”). Accordingly, employees of MacKay are permitted to give a Gift/Entertainment to, or receive such from, any individual, enterprise or organization which conducts or seeks to conduct business with MacKay, or which competes with MacKay, only if all of the following are met:
(1)	to do so would be consistent with accepted good business practices;

(2)	the Gift/Entertainment could not be construed as a bribe, would not corrupt the judgment of the recipient, and does not obligate the recipient in any way;

(3)	public disclosure of the Gift/Entertainment would not embarrass MacKay; and

(4)	the Gift/Entertainment is not in the form of cash or its equivalent.
Employees should not solicit gifts or contributions from vendors that will not directly benefit MacKay. Officers and managers who negotiate contracts for goods and services have an obligation to obtain the best possible contracts on behalf of the Firm. Occasionally, a vendor as an inducement offers goods and services not directly related to those required by MacKay. If at all possible, the contract should be renegotiated to fold in and take advantage of the inducement. In any event, these unrelated goods and services are the property of MacKay, and should not be used to personally benefit individual employees.
Employees occasionally may ask outside vendors and firms to donate funds or buy tables or tickets at fund-raising events for charitable organizations. Employees should not imply or suggest that current or future business depends in any way on such a donation. Any such requests should be reported to the Legal/Compliance Department.
Employees should note that special rules may apply if the recipient of the gift or entertainment is any of the following:
                    (1) Registered representative;
                    (2) Plan fiduciary;
                    (3) Government official or employee; or
                    (4) Union recipient

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II. Summary of Legal and Regulatory Requirements
In addition to its own self-imposed standards of business conduct, MacKay, as a registered investment adviser and fiduciary5, must comply with specific regulatory requirements that limit or restrict the giving or receiving of gifts and/or entertainment. Accordingly, as an employee of Mackay, you have a duty to ensure that your actions are completely free from any conflict with the interests of our advisory clients. One such possible conflict of interest is either the acceptance or offer of gifts and/or entertainment from third parties with which we do business. We must always avoid any activity that gives rise to a question as to whether our objectivity as fiduciaries has been compromised. Even if an actual conflict of interest does not exist, the mere appearance of a conflict of interest may result in our clients’ loss of confidence in us.
It is impermissible to provide any gift or entertainment that is illegal under applicable law or that would expose MacKay or any, client, prospect or recipient to any civil liability to any government or regulatory authority or agency. For example, employees may not engage in gift or entertainment activity that would be impermissible under the Foreign Corrupt Practices Act or any commercial bribery statutes or laws.
In an effort to protect our employees and the firm from possible charges of conflict of interest, MacKay has adopted the following Gift & Entertainment Policy (the “G&E Policy”).
III. Gift & Entertainment Policy
          As an initial matter, the G&E Policy distinguishes between “gifts” and “entertainment.” Gifts are items (or services) of value that a third party provides to you (or you to them) where there is no business communication involved in the enjoyment of the gift. Examples of gifts include: flowers sent for a special occasion, fruits and candies sent around the holidays, tickets to a ball game for you and your child. Entertainment, on the other hand, contemplates that the giver of the item of value participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships with the Firm. Entertainment that does not further the Firm’s interests is not appropriate.
          In order to determine whether an item given or received is a gift or entertainment, it is necessary to evaluate the participation of the individual who offered the item of value. Thus, a particular item could be either a gift or entertainment depending upon the facts and circumstances. Using an example described above, tickets to a ball game that were given to you would be considered a gift, if the use of those tickets was limited to you and your child. However, if you went to the game with the person who gave you the tickets, this would be classified as entertainment. It is expected that gifts will be infrequently offered and/or accepted and only in special circumstances. Supervisors will be expected to closely scrutinize all gift activity.
          For purposes of this policy, New York Life agents (i.e., registered representatives and insurance agents of MacKay’s affiliates) must be treated as third-parties. Thus, gift and entertainment given or received from New York Life agents must be reported.

5	MacKay is registered as an investment adviser with the United States Securities and Exchange Commission and provides investment advisory services to registered investment companies and employee retirement plans. MacKay is a fiduciary under applicable federal laws (i.e., the Investment Advisers Act of 1940, the Investment Company Act of 1940 and the Employee Retirement Income Security Act respectively) and must avoid any conflict with our advisory clients.

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A. Gifts
1. All gifts (except promotional materials valued at under $25.00, as described below in Item 3) that you give or receive from a non-union related third party that does business with MacKay, its affiliates or its clients, must be approved by the employee’s Division Head and recorded on the firm’s master gift log maintained by the Legal/Compliance Department. Accordingly, any employee that gives or receives any such gift valued at more than $50.00 must complete a “Gifts and Entertainment Report” (See Attachment A), and forward that report to the Legal/Compliance Department.
2. You may not accept any gift from a company or individual with a value in excess of $100 in any calendar year.
3. You may not provide any gift to any individual with a value in excess of $100 in any calendar year. In special circumstances, gifts with a value exceeding $100 may be provided to a company with which we do business provided that you obtain prior written approval of your supervisor. (Commemorative gifts relating to business transactions, e.g., Lucite tombstones are exempt from this requirement).6 Should you be unaware of the item’s value, or are unable to seek approval before taking possession of the item, please note that you may be asked to return the gift if you accepted it before receiving approval. As stated above, gifts are not expected to be frequently given or received by MacKay employees.
4. Logoed and commemorative items are generally not considered gifts. Providing nominally valued ($25 or less) promotional items that bear the Firm’s or New York Life’s logo (e.g., golf balls, t-shirts, pens or towels) to non-union related recipients will generally not constitute a gift unless an excessive number of such items are provided for the personal use of one individual.
B. Entertainment
1. All entertainment given to or received from a third party that does business with MacKay, its affiliates or its clients, must be approved by the employee’s Division Head and recorded on the Firm’s master gift log. Exempted from this approval and reporting requirement are meals valued at $50.00 or less per person and any meal received by an employee during the course of his/her attendance of a “road-show” sponsored by an investment bank/issuer. Any entertainment that requires reporting must be made through the completion of a Gifts and Entertainment Report that must be filed with the Legal/Compliance Department.
2. Wherever possible, every MacKay employee should seek permission from his/her Division Head before giving or accepting any entertainment valued at more than $100.00 (excluding meals), from any third party that does or seeks to do business with MacKay, its affiliates or its clients. Examples of the types of entertainment that should normally afford an employee the opportunity to seek and obtain advanced supervisory approval would include a golf outing or invitation to a company sponsored holiday party.
3. Employees may not provide tickets to events (e.g., sporting, theatre, concerts) to clients or prospects for their personal use. Employees must be present and have an opportunity to discuss business if providing tickets to clients or prospects for such events.

6	To avoid any confusion or doubt, “prior” approval is not required for any gift valued at $100.00 or less.

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IV. Investment Personnel of Mutual Funds and Registered Representatives
     A. Investment Personnel of Mutual Funds
          MacKay employees who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for registered mutual funds are deemed “Investment Personnel” under applicable securities laws (i.e., analysts and portfolio managers). As such, Investment Personnel are limited to accepting de minimis gifts from those third parties with which they do business. As a general rule, gifts valued at more than $50.00 would not be considered to be de minimis.
     B. Registered Representatives
          MacKay employees who are registered representatives (e.g., Series 6 or 7) of an associated broker-dealer (i.e., NYLIFE Distributors, Inc.) are prohibited from giving or receiving “anything of value” from any other person when the gratuity is in relation to the registered person’s business activities. Gifts given by registered representatives of NYLIFE Distributors to any employee of another firm must be aggregated, and their total amount in any given calendar year cannot exceed $100. For example, FINRA rules would be violated if two different NYLIFE Distributors registered representatives each gave a gift valued at $75 to the same individual. The $100 limit applied regardless of whether the recipient is also a registered representative and is not subject to any exceptions. Excepted from this prohibition are gifts of up to $100.00 per year (in the aggregate, per person, per year) and certain occasional entertainment such as a meal, ticket to a sporting event or theater or a comparable type of entertainment (i.e., golf outing). Employees must ensure that entertainment is not pre-conditioned on achieving a sales target or provided in connection with educational/due diligence meetings involving registered representatives of another broker dealer.
          Accordingly, every MacKay employee who is also a registered representative, must obtain prior written approval from the Legal/Compliance Department before giving or receiving any gift from a third party that does business with MacKay, its affiliates or its clients. It is only through this strict approval process the firm can ensure that all such gifts are appropriately monitored.
V. Union Recipient
     For purposes of this G&E Policy, a Union Recipient shall include a labor union or a labor union officer, employee, agent, shop steward or other union representative. A consultant that is engaged by a labor union may be considered a Union Recipient. However, a consultant retained by a union pension plan, generally will not be considered a Union Recipient.
     A. Gifts to Union Recipients
Regardless of value or circumstance, all gifts, payments or items of value provided to Union Recipients must be reported to the Legal/Compliance Department using the “Gifts and Entertainment Report”. This includes situations in which:
•	Nominally valued items bearing the Firm’s logo are provided to such recipients; or

•	An employee provides a personal gift to a Union Recipient, regardless of whether the employee seeks reimbursement from MacKay for the cost of the gift.
When it is practical to do so, Union Recipients should be advised that gifts that they receive may be required to be reported to the Department of Labor on Form LM-10.

Confidential and Proprietary Materials
     B. Entertainment Involving Union Recipients
Regardless of value, all entertainment involving Union Recipients must be reported to the Legal/Compliance Department using the “Gifts and Entertainment Report”.
When it is practical to do so, Union Recipients should be advised that entertainment they receive may be subject to Department of Labor reporting on Form LM-10. In situations in which written invitations are sent to a Firm-sponsored event, written disclosure should be provided to Union Recipients that substantially tracks the language below:
“If you are a labor union official, employee or representative subject to U.S. Department of Labor reporting on Form LM-30, please be aware that MacKay Shields may be required to file with the DOL on Form LM-10 a report on the estimated value of food, beverages and other items of value that we provide to you in connection with this event. We estimate that the value of these items to be provided at the event will be $                     per person.”
VI. Plan Fiduciaries
          For purposes of this G&E Policy, a Plan Fiduciary includes, for example, plan trustees, plan administrators, and members of a plan’s investment committee.
     A. Gifts to Plan Fiduciaries are Prohibited
Gifts to Plan Fiduciaries or their spouses, family members or significant others are prohibited regardless of value or circumstance. Such individuals should also not receive discounted products or services or be personally paid for any goods or services that MacKay utilizes.
     B. Spouses of Guests of Plan Fiduciaries
Spouses or guests of plan fiduciaries should not be invited to plan meetings or MacKay-sponsored events.
VII. Personal Gifts Between MacKay Employees
          Gifts between MacKay employees for significant life or work events (e.g., marriage, birth of a child, work recognition, etc.) are permissible. No internal reporting is required for such gifts.
VIII. Transportation and Lodging
          The payment or reimbursement for the transportation and/or lodging of current and/or prospective clients is expected to be infrequent and, wherever possible, should be pre-approved by your supervisor,
          In general, employees should not accept transportation and/or lodging that is provided by third parties. The employee’s Department Head should approve any exceptions to this policy.

Confidential and Proprietary Materials
IX. Spouses and Other Non-Business Individuals
Spouses, significant others, family members or other non-business guests of clients or prospects should not be invited to MacKay-sponsored events or entertainment.
X. Group Events
          In the event that an employee is considering hosting or sponsoring a group event such as a client appreciation event, receptions, educational conferences and other events to which MacKay invites multiple persons, the Legal/Compliance Department should be consulted before invitations are sent.
XI. Charitable Contributions by MacKay
          Charitable contributions are permissible if the following conditions are met:
•	Prior approval from the Department Head is obtained;

•	The contribution check is made payable to the charity and not to the sponsoring company, organization or individual;

•	A letter is obtained from the charity that confirms the amount of the contribution and that the charity qualifies under Section 501(c)(3) of the Internal Revenue Code or a copy of the charity’s profile from Guidestar or IRS Publication 78 is obtained confirming the organization’s tax-exempt status;

•	Regardless of amount, all charitable contributions must be approved in writing in advance by the Legal/Compliance Department and the firm’s CEO.
          Approval for a charitable contribution must be obtained as follows:
•	Contributions in amounts up to $5,000 must be approved by the Legal/Compliance Department and the firm’s CEO.

•	Contributions in amounts of $5,000 or more must also be approved by the NYLIM Executive Committee
XII. Promotional Activities
          MacKay may pay for advertising (e.g., buying an advertisement in a commemorative booklet or event program), or sponsor events that help promote its products or services (e.g., sponsoring a hole at a golf tournament) provided that the event will be attended by individuals who are in a position to purchase or offer our products and services. The Legal/Compliance Department must also be consulted with respect to the promotion.
          If sponsorship of an event or other promotional activity involves a payment to a Union Recipient, then written disclosure that substantially tracks the language below must be included with the payment:
“Please be advised that MacKay Shields may be required to file a report with the U.S. Department of Labor on Form LM-10 concerning the enclosed payment.”

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XIII. Reporting Time Frames
Employees should report all gift and entertainment activity as soon as possible, which should generally be within five days of occurrence and no later than 30 days of occurrence.
XIV. Quarterly Certification
          On a quarterly basis, every MacKay employee will be required to certify their compliance with the G&E Policy by completing a “Quarterly Report on Gifts and Entertainment” (See attached Exhibit S).
XV. Public Fund Restrictions
     A. Gift and Entertainment
There are significant restrictions on Gifts and Entertainment that may be accepted by Federal, State and Local Government officials. Because local laws vary and frequently change on a state by state and municipality by municipality basis, every employee that seeks to provide a public fund official with any gift or entertainment regardless of value, must obtain pre-clearance of that item from the Legal/Compliance Department.
     B. Lobbyist
Employees should be aware that any contact with federal, state or local government officials for purposes of promoting MacKay’s products or services may constitute lobbying activities by the employee seeking to influence the decision of a government official or employee, Therefore, wherever possible, employees should obtain prior approval from the Legal/Compliance Department prior to such contacts.
Lobbyist registration laws are complex and vary by jurisdiction. Therefore, the Legal/Compliance Department will assist in determining whether lobbyist registration is required. If registration is required, the Legal/Compliance Department will also assist in obtaining the appropriate registration and in filing any periodic reports that are required as a result.
XV. Political Activities
          MacKay Shields encourages its employees to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, employees should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of MacKay.
          MacKay contributions, direct or indirect, to any political candidate or party, or to any other organization that might use the contributions for a political candidate or party are prohibited, unless approved by the Compliance Committee. However, approval is not required for contributions to a political action committee sponsored by MacKay or its affiliates. MacKay encourages employees to make individual, voluntary contributions to candidates.
          If you have any questions regarding the foregoing, please feel free to contact the Legal/Compliance Department.

Confidential and Proprietary Materials

Confidential and Proprietary Materials
MACKAY SHIELDS LLC
GIFTS AND ENTERTAINMENT POLICY
EXHIBIT R
TO:
          Compliance Officer
REPORT OF GIFTS AND ENTERTAINMENT

Employee Reporting:	Employee Initials:	Supervisor Initials:

Please check one:	Compliance Officer Initials:

Provider of Gift/Entertainment:	☐
Recipient of Gift/Entertainment:	☐

ITEMS
	THIRD PARTY	PROVIDED OR			BUSINESS
	PROVIDER/RECIPIE	RECEIVED (E.G.,	APPROXIMATE	RELATIONSHIP	REASONS FOR
	NT (E.G., BROKER	DINNER OR	VALUE OF EACH	WITH PROVIDER	GIVING OR
DATE	OR DEALER)	CONCERT)	ITEM ($)	OR RECIPIENT	ACCEPTING

Confidential and Proprietary Materials
MACKAY SHIELDS LLC
GIFT AND ENTERTAINMENT POLICY
EXHIBIT S
QUARTERLY REPORT ON GIFTS AND ENTERTAINMENT

Statement to MacKay Shields LLC by

(PLEASE PRINT YOUR FULL NAME)

For the calendar quarter ended

In connection with the firm’s Gifts and Entertainment policies, the following is a list of all payments or items of value I have given to or received from Third Parties (defined for this purpose as any individuals, enterprises or organizations which conduct or seek to conduct business with MacKay Shields LLC, or which compete with the firm) during the quarter that were not previously reported to the Compliance Department. Examples of reportable items would include, but are not limited to: all gifts or entertainment (e.g., tickets to the theater or sporting events, golf fees or meals in excess of $50 per person, etc.), favors, services, hospitality, or any similar gratuity. I understand that I do not have to report certain individual gifts that are valued at under $50 or individual meals that are valued at under $50 per person.

	P = Provider of Gift/Entertainment	THIRD PARTY	ITEMS PROVIDED OR	APPROXIMATE	RELATIONSHIP WITH PROVIDER OR
	R = Recipient of gift/Entertainment	PROVIDER/RECIPIENT (E.G.,	RECEIVED (E.G., DINNER	VALUE OF EACH	RECIPIENT
DATE	(Indicate "P" or "R")	BROKER OR DEALER)	OR CONCERT)	ITEM ($)	REASONS FOR GIVING OR ACCEPTING

Attach additional sheets if necessary.

Confidential and Proprietary Materials
I hereby certify that I have disclosed to MacKay Shields LLC all required gifts, entertainment and other payments that I have given to or received from third parties during the quarter.

Date:	Signature